Exhibit 10(ll)(3)

Description of Additional Executive Severance Benefit for Helmut Wieser, effective December 1, 2011

On December 1, 2011, the Compensation and Benefits Committee of the Board of Directors of Alcoa Inc. (“Alcoa”) approved the following additional amount to be paid under the terms of the Executive Severance Agreement, as amended and restated effective December 8, 2008, between Alcoa and Helmut Wieser:

•	a lump sum payment of $25,000 to cover the premiums associated with the continuation of an estate tax life insurance policy for Mr. Wieser.